Exhibit (a)(37)
To the shareholders of Converium Holding Ltd
Invitation to the Annual General Meeting
to be held on Thursday, 10 May 2007, at 10.30 a.m.
(door opens at 9.30 a.m.), at the Kongresshaus Zurich, Gartensaal
(main entrance “K” Claridenstrasse), 8002 Zurich, Switzerland
(Translation: the German text is legally binding)
Agenda and proposals of the Board of Directors
1.	Approval of the annual report, the annual financial statements and the consolidated annual financial statements (consolidated statements) for 2006; acknowledgement of the reports of the auditors and group auditors

The Board of Directors proposes the approval of the annual report 2006, consisting of the annual financial statements and the consolidated statements.

2.	Appropriation of available earnings and declaration of dividend

The Board of Directors proposes the allocation of the available earnings of the financial year 2006 as follows:

Net loss for the financial year 2006	CHF	—	61,639,316
Retained earnings brought forward from the previous year	CHF		11,522,731
Allocation from general reserve	CHF		80,000,000
Available earnings	CHF		29,883,415

Dividend (CHF 0.20 per registered share)	CHF	—	29’337’892

Retained earnings carried forward	CHF		545,523
The total allocation to dividends of CHF 29’337’892 will result in a gross dividend of CHF 0.20 per registered share entitled to dividends. Assuming that the Board’s proposal for the allocation of available earnings is approved, dividend payment will be made from 15 May 2007 on.

3.	Capital reduction for the purpose of a par value repayment to shareholders (amendment of articles 3, 3a and 3b of the Articles of Incorporation)

In addtition to the dividend payment the Board of Directors proposes that:
a)	CHF 2.50 be remitted to the shareholders by way of a reduction of the ordinary share capital from CHF 733’447’310 to CHF 366’723’655 by reducing the par value of registered shares from CHF 5 to CHF 2.50;

b)	it shall be acknowledged that, according to the special report by the auditors PricewaterhouseCoopers Ltd, Zurich, and pursuant to Art. 732 para. 2 OR, creditors’ claims are fully covered even after the share capital reduction; and

c)	as of the date of entry of the share capital reduction in the Commercial Register, articles 3, 3a and 3b of the Articles of Incorporation (share capital, contingent and authorised share capital) be amended as follows:
Art. 3 — Share Capital

Current version	Proposed new version

The share capital of the Company amounts to CHF	The share capital of the Company amounts to CHF
Converium Holding Ltd
Share Register
Dammstrasse 19
CH – 6301 Zug
Switzerland
Phone +41 (0)44 639 93 35
www.converium.com
shareholder.services@converium.com

733’447’310 and is divided into 146’689’462 registered shares with a par value of CHF 5 each. Each share is fully paid up.	366’723’655 and is divided into 146’689’462 registered shares with a par value of CHF 2.50 each. Each share is fully paid up.
Art. 3a — Contingent Share Capital for Option Rights and/or Conversion Rights

Current version	Proposed new version

Paragraph 1	Paragraph 1

The share capital will be increased by the issue up to 4’000’000 fully paid-up registered shares each of CHF 5 nominal value amounting to a maximum of CHF 20’000’000 by exercising option and/or conversion rights which were granted on a stand-alone basis or in connection with bond issues or other debt financing of the Company or any of its subsidiaries. The subscription right of the shareholders with respect to these shares is excluded.
The share capital will be increased by the issue up to 4’000’000 fully paid-up registered shares each of CHF 2.50 nominal value amounting to a maximum of CHF 10’000’000 by exercising option and/or conversion rights which were granted on a stand-alone basis or in connection with bond issues or other debt financing of the Company or any of its subsidiaries. The subscription right of the shareholders with respect to these shares is excluded.

Paragraph 2 remains unchanged.
Art. 3b — Authorized Share Capital

Current version	Proposed new version

Paragraph 1	Paragraph 1

The Board of Directors is authorized, on or before April 11, 2008, to increase the share capital by the issue up to a maximum of 4’000’000 fully paid-up registered shares each of CHF 5 nominal value amounting to a maximum of CHF 20’000’000. An increase in partial amounts is permitted. The date of issue of new shares, their issue price, the type of payment, the date of the entitlement to dividends and the details of a contribution in kind or an acquisition of assets, if any, will be determined by the Board of Directors.
The Board of Directors is authorized, on or before April 11, 2008, to increase the share capital by the issue up to a maximum of 4’000’000 fully paid-up registered shares each of CHF 2.50 nominal value amounting to a maximum of CHF 10’000’000. An increase in partial amounts is permitted. The date of issue of new shares, their issue price, the type of payment, the date of the entitlement to dividends and the details of a contribution in kind or an acquisition of assets, if any, will be determined by the Board of Directors.

Paragraph 2 remains unchanged.
This distribution will be paid without deduction of the 35% federal withholding tax. In addition the return of par value is not subject to federal income tax, nor, as a rule, to cantonal income tax for natural persons living in Switzerland who hold these shares as part of their private assets.

4.	Release of the members of the Board of Directors and of the management from liability

The Board of Directors proposes the release of the members of the Board of Directors and of the management from liability for their business activities in the financial year 2006.

5.	Individual re-election of Derrell J. Hendrix as Board member

The Board of Directors proposes the individual re-election of Derrell J. Hendrix as Board member for a further term of office of three years.

6.	Relocation of Converium Holding AG from Zug to Zurich, Switzerland (amendment of article 1 of the Articles of Incorporation)
     The Board of Directors proposes the relocation of Converium Holding AG from Zug to Zurich. Consequently, article 1 of the Articles of Incorporation is to be amended as follows:
Art. 1 — Name, Registered Office and Duration

Current version	Proposed new version

Under the name	Under the name
Converium Holding AG	Converium Holding AG
Converium Holding SA	Converium Holding SA
Converium Holding Ltd.	Converium Holding Ltd.
there exists a corporation with the registered office in Zug. The duration of the Company is unlimited.	there exists a corporation with the registered office in Zurich. The duration of the Company is unlimited.
7.	Re-election of PricewaterhouseCoopers as auditors and group auditors
     The Board of Directors proposes the re-election of PricewaterhouseCoopers Ltd, Zurich, as auditors and group auditors for another term of one year.
Annual report and reports of the auditors and the group auditors

The business report (consisting of the annual report, the annual financial statements and the consolidated statements) and the reports of the auditors and the group auditors are available for viewing as of 10 April 2007 at the headquarters of Converium Holding Ltd, Dammstrasse 19, CH-6301 Zug and at the offices of Converium Ltd, General Guisan-Quai 26,
CH-8002 Zurich.

Shareholders who are registered in the share register will receive a complete set of these documents upon request or by returning the respective order form. The business report is also accessible on our internet website www.converium.com.

Call to register claims

The par value repayment (agenda item 3) may only take place after the expiration of the period during which creditors may request satisfaction or security by filing their claims, in accordance with article 733 of the Swiss Code of Obligations. Notice to the creditors will be published three times in the Swiss Commercial Gazette after the Annual General Meeting. Claims may then be registered during a two-month period calculated from the third publication in the Swiss Official Gazette of Commerce.

Admission cards to the Annual General Meeting

All shareholders who, on 8 May 2007, are registered in the share register as shareholders with voting rights are entitled to vote. The invitation to the Annual General Meeting and the agenda will be sent to all shareholders who are registered with voting rights on 17 April 2007, and to those shareholders who are or will be registered on or before 30 April 2007.

You may request your admission card and the voting material by sending the order form, which is enclosed, to the following address: Converium Holding Ltd, c/o S.A.G. SIS Share Register Ltd, P.O. Box, CH-4609 Olten, Switzerland. An early return facilitates the preparation of the Annual General Meeting. Shareholders who are registered with voting rights between 30 April and 8 May 2007 can get an admission card at the shareholders’ desk prior to the start of the Annual General Meeting.

Shareholders who have sold all of their shares before the Annual General Meeting are not entitled to vote. In the event of a sale of all shares, the admission card must be returned to Converium Holding Ltd. In the event of a partial sale, the shareholder must present the admission card and the voting material at the shareholders’ desk for verification before the beginning of the Annual General Meeting.

Representation at the Annual General Meeting

According to Article 12 of the Articles of Incorporation of Converium Holding Ltd, a shareholder may be represented by his or her legal representative, by any other person whom the shareholder has authorized in writing, by the independent proxy (Dr.iur. Stefan Eschmann, St. Peterstrasse 1, CH-8001 Zurich) or by a depositary. Unless otherwise explicitly instructed, the independent proxy will exercise the voting rights in accordance with the proposals of the Board of Directors. Proxies on the order and proxy form must be sent until 7 May 2007 (date of receipt) to Converium Holding Ltd, c/o S.A.G. SIS Share Register Ltd, P.O. Box, CH-4609 Olten, Switzerland. Proxies to a representative, to the independent proxy or to a depositary may also be noted on the admission card. Voting instructions for each of the agenda items can be inserted on the back of the admission card. Proxies on the admission cards (together with the voting material) must be sent to the respective representative.

Depositaries are asked to inform Converium Holding Ltd (share register: tel. +41 (0)44 639 91 72) as early as possible but not later than Thursday, 10 May 2007, at the entrance gates of the General Meeting about the number of shares they will represent. Institutions subject to the Federal Law on Banks and Savings Banks of 8 November 1934, and professional asset managers, are deemed depositaries.

Early departure from the Annual General Meeting

To allow the correct counting of the number of shares and persons present, any shareholders leaving before the end of the General Meeting are requested to present their unused voting materials at the exit.

Zug, 17 April 2007

Converium Holding Ltd

For the Board of Directors The Chairman:

Dr. Markus Dennler

Site plan

Address:	Kongresshaus Zürich
Gartensaal
Entrance Claridenstrasse 5
CH – 8002 Zurich
By public transport

From Zurich main station

By tram until stop Bürkliplatz
•	Tram Nr. 11 (direction Rehalp)

By foot about 5 minutes along General Guisan-Quai
By tram until stop Stockerstrasse
•	Tram Nr. 6 (direction Bahnhof Enge)

•	Tram Nr. 7 (direction Zürich Wollishofen)

•	Tram Nr. 13 (direction Albisgüetli)

By foot about 5 minutes along Beethovenstrasse
From Zurich Enge SBB Station By foot about 10 minutes along General Guisan-Quai

From Zurich Stadelhofen SBB Station By tram from stop Opernhaus until stop Bürkliplatz
•	Tram Nr. 2 (direction Farbhof)

•	Tram Nr. 11 (direction Messe/Hallenstadion)

By foot about 5 minutes along General Guisan-Quai
By car

Parking at Park Hotel Hyatt Beethovenstrasse 21, 8002 Zurich